Exhibit 99(b)

Oncor Electric Delivery Transition Bond Company LLC

Statement of Collection Account Balances as of

June 30, 2014

The balances in the sub-accounts on deposit with the trustee as of the above date were:

table

	Series 2003-1	Series 2004-1
General Sub-Account	$ 22,265,333.22	$ 11,378,158.36
Capital Sub-Account	$ 2,500,082.60	$ 3,948,918.52
Overcollateralization Sub-Account	$ 1,688,001.72	$ 3,290,764.90
Reserve Sub-Account	$ 0.00	$ 3,114,668.79

REP Deposit Account*	$ 7,453,845.38

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*   REP deposits are held in one account with a sub-ledger outlining the respective amount of each REP’s deposit attributable to each series of bonds.